Exhibit 99.1

News Release

For Immediate Release	Contact:	978-619-1300
Wednesday April 29, 2020		Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

First Quarter 2020 Results

•	International Telecom and US Telecom Segments Contributed to Strong Operating Income and EBITDA Growth
•	Company Continues to Operate in all Markets as an “Essential Service” Under U.S. and International Government Directives, Observing Pandemic Protocols to Protect Employees and Communities
•	Strong Balance Sheet Provides Significant Financial Flexibility

Beverly, MA (April 29, 2020) -- ATN International, Inc. (Nasdaq: ATNI) today reported results for the first quarter ended March 31, 2020.

Business Review and Outlook

“First quarter results represented a marked improvement over the comparable period last year. The recovery of our US Telecom business, combined with the continued positive performance of our International Telecom operations, resulted in significant consolidated operating income growth and EBITDA growth of 31% on a 7% revenue increase,” said Michael Prior, ATN’s Chief Executive Officer.

“In International Telecom, we continued to see strong demand for our broadband services across our markets paired with successful initiatives to drive operating efficiencies. In US Telecom, our results reflected the fixed nature of our carrier and federal support contracts entered into over the last year, which provide more consistent and predictable revenues. First quarter results included a modest impact from the novel coronavirus pandemic, as mobile revenues declined in some of our international markets due to travel bans and stay at home guidelines and orders implemented in the quarter.

“As a communications services provider, we are designated as an “Essential Service” under U.S. and international government directives and have been operational throughout this crisis. We have adopted protocols across the organization to prioritize the safety and well-being of our personnel and the communities in which we operate including requiring that the majority of our employees work remotely and reducing certain sales and installation activities. Additionally, we are prioritizing service continuity to those whose financial situations have been affected by the pandemic by lowered prices, increased speeds or capacity at no charge, extended payment terms and waived late fees for individuals, students and small business customers.

“Given the uncertainty surrounding the depth and duration of the global economic impact of the coronavirus pandemic, it is difficult to project the impact on our businesses in the coming periods. As a telecom services provider, our relative sensitivity to global economic downturns in the past has been less severe than for many other industries. That said, these are unprecedented times, and we expect revenue and profit margins for certain services and in certain markets to decline during this crisis and the broader economic impacts that result. For example, many of the markets we serve rely on tourism as a major source of economic activity and that sector of the economy may take longer to recover fully. In an effort to address these impacts and uncertainties, we are taking action now to conserve cash through cost savings and the deferral of certain capital spending projects. On a positive note, the changed environment has allowed us to make much faster gains in digital customer engagements such as mobile payments and paperless billing, which we anticipate will bring improved operating efficiencies and capabilities and better position our businesses post crisis.

“ATN’s strong balance sheet provides us with significant financial flexibility. From a competitive standpoint we believe this better positions us to weather this storm and to build brand equity by doing right by our customers and partners during this crisis. At the end of the first quarter, we had total liquidity of approximately $347 million, representing cash of $147 million and committed credit lines of $200 million, and negative net debt. In addition to affording us the resources to manage through difficult economic times, our financial position enables us to consider other opportunistic strategic actions we can take to re-position existing resources, and to add capacity and coverage that should have a lasting benefit to market share.

“We believe that the coronavirus pandemic will change future business and social behaviors. Increased teleworking and social distancing is likely to accelerate a shift to heavy telecom and data reliant activity, which may provide long-term growth opportunities for ATN’s established and emerging businesses,” Mr. Prior concluded.

First Quarter Results

First quarter 2020 consolidated revenues of $110.9 million were up 7% compared to the prior year quarter’s revenue of $103.3 million. Operating income for the quarter was $7.3 million, up $5.2 million compared with the prior year quarter’s $2.1 million. EBITDA1 was $29.8 million in the first quarter, up by 31% compared to $22.8 million in the prior year period driven mainly by the increase in revenues for the quarter. Net loss attributable to ATN’s stockholders for the first quarter was $1.0 million, or $0.06 per share, and included approximately $2.9 million of minority investment write-downs and foreign currency losses in two of our markets. The prior year period’s net loss was $1.6 million, or $0.10 per share.

1 See Table 5 for reconciliation of Operating Income to EBITDA and Adjusted EBITDA, both non-GAAP measures

First Quarter 2020 Operating Highlights

The Company has three reportable segments: (i) International Telecom; (ii) US Telecom; and (iii) Renewable Energy.

	Segment Results (in Thousands)
	Three Months Ended March 31, 2020
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$82,284	$27,299	$1,322	$-	$110,905
Operating Income (Loss)	$13,477	$2,193	$(456)	$(7,915)	$7,299
EBITDA[1]	$27,792	$8,079	$158	$(6,212)	$29,817

Three Months Ended March 31, 2020
Capital Expenditures	$10,465	$1,972	$720	$904	$14,061

	Segment Results (in Thousands)
	Three Months Ended March 31, 2019
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$80,317	$21,493	$1,490	$-	$103,300
Operating Income (Loss)	$13,878	$(3,506)	$(203)	$(8,055)	$2,114
EBITDA[1]	$26,893	$2,092	$413	$(6,566)	$22,832

Three Months Ended March 31, 2019
Capital Expenditures	$11,356	$3,075	$609	$2,724	$17,764

The Company has restructured its presentation of revenue in the Condensed Consolidated Statement of Operations and in the Selected Segment Financial Information tables. This change is intended to better align our reporting of financial performance with industry competitors and the views of Company Management, and to facilitate a more constructive dialogue with the investment community.

International Telecom

International Telecom consists of a broad range of communications services including fixed and mobile data, voice and video service revenues from our operations in Bermuda and the Caribbean. International Telecom revenues were $82.3 million for the quarter, an increase of 2% year-on-year mainly due to an increase in fixed broadband revenues in most of our markets. Operating income decreased 3% to $13.5 million from the prior year’s quarter as current year depreciation expense increased due to recent network investments, while International Telecom EBITDA1 increased 3% to $27.8 million from $26.9 million for the prior year quarter as a result of the higher fixed broadband revenues.

US Telecom

US Telecom revenues consist mainly of carrier services revenues and fixed and mobile communications services from our retail operations in the Southwestern United States, as well as communications services provided to enterprise customers. US Telecom segment revenues were $27.3 million in the quarter, an increase of 27% over the prior year period primarily due to federal support CAF II revenues, which began in the second quarter of 2019, and increased carrier services revenue as part of the FirstNet transaction. The network build portion of the FirstNet agreement has continued during the coronavirus outbreak, but the overall timing of the build schedule has been delayed. We currently expect construction revenues to begin in late-2020 and continue through 2021 but this may change due to pandemic related restrictions. As revenues from the build will be largely offset by construction costs, we do not expect a material impact on operating income or EBITDA1 from this delay. Operating income increased by $5.7 million from the prior year’s quarter to $2.2 million and EBITDA1 for this segment increased by $6.0 million to $8.1 million. The year over year increases were mainly driven by the revenue increases partially offset by additional operating costs related to our early stage business operations.

Renewable Energy

Renewable Energy segment revenues are principally the result of the generation and sale of energy from our commercial solar projects in India. We ended the first quarter of 2020 with 52 Megawatts (MW) of revenue generating solar facilities and expect to finalize the development of additional MWs later in the year. The current quarter’s operating loss was $0.5 million and EBITDA1 was $0.2 million, both slightly below the prior year’s quarter. We expect segment revenue and EBITDA to be negatively impacted in the short term as power usage declined while many of our customers have been shut down during the pandemic.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash at March 31, 2020 was $147.0 million. Net cash provided by operating activities was $15.5 million for the three months ended March 31, 2020, compared with $18.8 million for the prior year period. The decrease in operating cash flow compared with the prior year is mostly the result of changes in net working capital activity partially offset by increased current year operating income. For the three months ended March 31, 2020, the Company used net cash of $30.7 million for investing and financing activities compared to $39.1 million for the prior year period. In the current year, this included $14.1 million in capital expenditures, $4.3 million of dividends on common stock and share repurchases, $2.8 million in purchases of strategic investments, and $4.2 million in minority partners distributions. Management expects full year 2020 capital expenditures to be lower than originally forecasted at the beginning of the year as a result of the pandemic. A substantial portion of our capital investment plans are discretionary and as we assess the impact of the pandemic on our businesses, we will reduce or defer certain investments. In addition, uncertainty around the timing of the shipment of equipment, contractor availability and governments re-opening makes it difficult to provide updated guidance at this time.

Conference Call Information

ATN will host a conference call on Thursday, April 30, 2020 at 11:30 a.m. Eastern Time (ET) to discuss its first quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 6171649. A replay of the call will be available at ir.atni.com beginning at 2:00 p.m. (ET) on April 30, 2020.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations including the impact of the novel coronavirus pandemic on our business and operations; revenue, operating income, EBITDA and Adjusted EBITDA expectations and capital expenditures for 2020; the competitive environment in our key markets, demand for our services and industry trends; the timing and impact of the CAF II federal support revenues and the FirstNet transaction; the impact of the novel coronavirus on the global economy and on our business; the impact of digital enhancements; our liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (2) our ability to maintain favorable roaming arrangements, receive roaming traffic and satisfy the needs and demands of our major wireless customers; (3) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables businesses; (5) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (6) economic, political and other risks and opportunities facing our operations, including the impact of the novel coronavirus on the global economy and on our business; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to expand and obtain funding for our renewable energy business; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes; (11) increased competition; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) our continued access to capital and credit markets; and (14) the risk of currency fluctuation for those markets in which we operate. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020 and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has included EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. Adjusted EBITDA is defined as operating income (loss) before depreciation and amortization expense, (gain) loss on disposition of long-lived assets, impairment of goodwill charges, restructuring charges and transaction-related charges. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure are set forth in the text of, and the accompanying tables to, this press release. While our non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$145,913	$161,287
Restricted cash	1,072	1,071
Short-term investments	104	416
Other current assets	88,253	65,949

Total current assets	235,342	228,723

Property, plant and equipment, net	592,927	605,581
Operating lease right-of-use assets	65,515	68,763
Goodwill and other intangible assets, net	161,392	161,818
Other assets	53,416	65,841

Total assets	$1,108,592	$1,130,726

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,750	$3,750
Taxes payable	9,625	8,517
Current portion of operating lease liabilities	11,179	11,406
Other current liabilities	88,890	95,996

Total current liabilities	113,444	119,669

Long-term debt, net of current portion	$81,775	$82,676
Deferred income taxes	7,545	8,680
Operating lease liabilities	53,721	56,164
Other long-term liabilities	59,028	57,454

Total liabilities	315,513	324,643

Total ATN International, Inc.’s stockholders’ equity	665,758	676,122
Non-controlling interests	127,321	129,961

Total equity	793,079	806,083

Total liabilities and stockholders’ equity	$1,108,592	$1,130,726

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Communications services	$107,896	$100,465
Other	3,009	2,835
Total revenue	110,905	103,300

Operating expenses:
Termination and access fees	28,113	27,888
Engineering and operations	18,489	19,032
Sales, marketing and customer service	9,504	9,390
General and administrative	24,923	23,816
Transaction-related charges	44	40
Depreciation and amortization	22,518	20,718
Loss on disposition of assets	15	302
Total operating expenses	103,606	101,186

Operating income	7,299	2,114

Other income (expense):
Interest expense, net	(913)	(353)
Other income (expense)	(2,901)	187
Other income (expense), net	(3,814)	(166)

Income before income taxes	3,485	1,948
Income tax expense	1,109	1,213

Net Income (Loss)	2,376	735

Net income attributable to non-controlling interests, net	(3,390)	(2,316)

Net income (loss) attributable to ATN International, Inc. stockholders	$(1,014)	$(1,581)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (Loss)	$(0.06)	$(0.10)

Diluted Net Income (Loss)	$(0.06)	$(0.10)

Weighted average common shares outstanding:
Basic	16,001	16,001
Diluted	16,001	16,001

Note:  The Company has restructured its presentation of revenues - see Table 4

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2020	2019
Net income	$2,376	$735
Depreciation and amortization	22,518	20,718
Provision for doubtful accounts	1,260	1,285
(Gain) Loss on disposition of assets	15	302
Stock-based compensation	1,160	1,301
Deferred income taxes	(1,135)	(1,914)
Loss on investments	1,775	-
Unrealized loss on foreign currency	739	(64)
Change in prepaid and accrued income taxes	754	6,778
Change in other operating assets and liabilities	(14,129)	(10,514)
Other non-cash activity	126	143

Net cash provided by operating activities	15,459	18,770

Capital expenditures	(14,061)	(17,764)
Purchases of strategic investments	(2,768)	(10,000)
Purchase of short-term investments	-	(5,000)
Sale of short-term investments	-	141

Net cash used in investing activities	(16,829)	(32,623)

Dividends paid on common stock	(2,721)	(2,720)
Distributions to non-controlling interests	(4,220)	(1,540)
Principal repayments of term loan	(938)	(949)
Payment of debt issuance costs	(1,010)	-
Stock-based compensation share repurchases	(1,625)	(1,569)
Purchases of common stock - share buyback	(1,600)	-
Repurchases of non-controlling interests	(1,774)	(225)
Investments made by minority shareholders	-	488

Net cash used in financing activities	(13,888)	(6,515)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	(115)	15

Net change in total cash, cash equivalents and restricted cash	(15,373)	(20,353)

Total cash, cash equivalents and restricted cash, beginning of period	162,358	192,907

Total cash, cash equivalents and restricted cash, end of period	$146,985	$172,554

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2020 is as follows:

	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$19,667	$4,125	$-	$-	$23,792
Fixed	58,149	3,103	-	-	61,252
Carrier services	2,573	20,063	-	-	22,636
Other	216	-	-	-	216
Total Communications services	$80,605	$27,291	$-	$-	$107,896

Renewable Energy	$-	$-	$1,322	$-	$1,322
Managed Services	1,679	8	-	-	1,687
Total Other	$1,679	$8	$1,322	$-	$3,009

Total Revenue	$82,284	$27,299	$1,322	$-	$110,905

Operating Income (Loss)	$13,477	$2,193	$(456)	$(7,915)	$7,299
Stock-based compensation	$(37)	$-	$-	$1,197	$1,160
Non-controlling interest ( net income or (loss) )	$(2,544)	$(1,033)	$187	$-	$(3,390)

Non GAAP measures:
EBITDA (1)	$27,792	$8,079	$158	$(6,212)	$29,817
Adjusted EBITDA (2)	$27,805	$8,081	$172	$(6,182)	$29,876

Balance Sheet Data (at March 31, 2020):
Cash, cash equivalents and investments	$48,222	$36,052	$23,858	$37,885	$146,017
Total current assets	95,764	61,191	26,455	51,932	235,342
Fixed assets, net	462,275	64,710	45,233	20,709	592,927
Total assets	645,987	224,363	72,405	165,837	1,108,592
Total current liabilities	71,129	26,910	1,660	13,745	113,444
Total debt	85,525	-	-	-	85,525

  *  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

  **  The Company restructured its reporting of revenue as a result of recent transactions to better align with industry competitors,

  and the view of investors and company management.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2019 is as follows:

	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$19,755	$3,909	$-	$-	$23,664
Fixed	56,694	763	-	$-	57,457
Carrier services	2,471	16,686	-	$-	19,157
Other	187	-	-	$-	187
Total Communications services	$79,107	$21,358	$-	$-	$100,465

Renewable Energy	$-	$-	$1,490	$-	$1,490
Managed Services	1,210	135	-		1,345
Total Other	$1,210	$135	$1,490	$-	$2,835

Total Revenue	$80,317	$21,493	$1,490	$-	$103,300

Operating Income (Loss)	$13,878	$(3,506)	$(203)	$(8,055)	2,114
Stock-based compensation	11	-	-	1,290	1,301
Non-controlling interest ( net income or (loss) )	$(2,397)	$81	$-	$-	$(2,316)

Non GAAP measures:
EBITDA (1)	$26,893	$2,092	$413	$(6,566)	$22,832
Adjusted EBITDA (2)	$26,886	$2,263	$551	$(6,526)	$23,174

  *  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

  **  The Company restructured its reporting of revenue as a result of recent transactions to better align with industry competitors,

  and the view of investors and company management.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)
at December 31, 2019

	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2019):
Cash, cash equivalents and investments	$43,125	$38,240	$25,054	$55,284	161,703
Total current assets	91,497	54,207	27,534	55,484	228,723
Fixed assets, net	466,523	69,184	48,421	21,452	605,581
Total assets	647,228	222,356	76,723	184,419	1,130,726
Total current liabilities	77,644	24,905	2,745	14,374	119,669
Total debt	86,426	-	-	-	86,426

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)
at March 31, 2020
	Quarter ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020
International Telecom Operational Data:
Fixed - Voice	171,200	171,200	170,200	167,300	169,100
Fixed - Data Subscribers	123,600	124,700	127,200	129,900	133,400
Fixed - Video Subscribers	41,000	39,700	38,600	38,200	37,800
Mobile - Subscribers *	293,500	290,400	285,000	284,100	282,100

* Counts were adjusted for all periods presented based upon a change in methodology and process

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended March 31, 2020 is as follows:

	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,477	$2,193	$(456)	$(7,915)	$7,299
Depreciation and amortization expense	14,315	5,886	614	1,703	22,518
EBITDA	$27,792	$8,079	$158	$(6,212)	29,817

Transaction-related charges	-	-	14	30	44
(Gain) Loss on disposition of assets	13	2	-	-	15
ADJUSTED EBITDA	$27,805	$8,081	$172	$(6,182)	29,876

Revenue	82,284	27,299	1,322	-	110,905
ADJUSTED EBITDA MARGIN	33.8%	29.6%	13.0%	N/A	26.9%

For the three months ended March 31, 2019 is as follows:

	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,878	$(3,506)	$(203)	$(8,055)	$2,114
Depreciation and amortization expense	13,015	5,598	616	1,489	20,718
EBITDA	$26,893	$2,092	$413	$(6,566)	22,832

Transaction-related charges	-	-	-	40	40
(Gain) Loss on disposition of assets	(7)	171	138	-	302
ADJUSTED EBITDA	$26,886	$2,263	$551	$(6,526)	23,174

Revenue	80,317	21,493	1,490	-	103,300
ADJUSTED EBITDA MARGIN	33.5%	10.5%	37.0%	N/A	22.4%